Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald Chief Financial Officer (740) 753-1951

Investor Relations:	ICR, Inc. Brendon Frey (203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER 2013 RESULTS

Net Sales Increased 34% to $59.4 Million

Net Income Increased to $1.8 Million from $200,000

Earnings Per Share Increased to $0.24 from $0.03

NELSONVILLE, Ohio, July 23, 2013 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2013.

For the second quarter of 2013, net sales increased 33.8% to $59.4 million versus net sales of $44.4 million for the second quarter of 2012. The Company reported net income of $1.8 million, or $0.24 per diluted share, for the second quarter of 2013, versus net income of $0.2 million, or $0.03 per diluted share, for the second quarter of 2012.

For the first six months of 2013, net sales increased 15.8% to $113.1 million versus net sales of $97.7 million in the first half of 2012. The Company reported net income of $2.7 million, or $0.35 per diluted share, for the first half of 2013, versus net income of $0.9 million, or $0.13 per diluted share, for the first half of 2012.

In the second quarter of 2012, severe storms knocked out power to the Company’s distribution center in Logan, OH. As a result, approximately $2.5 million of sales shifted from the second quarter of 2012 into the third quarter of 2012 which had a negative impact of approximately $0.06 per share in the second quarter and in the first half of 2012.

“We had a tremendous second quarter with sales and earnings that were well ahead of plan,” said David Sharp, President and Chief Executive Officer. “Our strong performance included sales gains in each of our reporting segments– Wholesale, Retail and Military. In Wholesale, it was especially gratifying to see our work and hunting categories post strong double digit sales increases after successfully navigating through a second consecutive mild winter. At the same time, Durango’s momentum accelerated during the second quarter as the brand’s western and lifestyle collections collectively were up 68% year over year while our commercial military business reversed recent trends to post a high single digit sales gain. In Retail, we continued to see steady progress in transitioning our Lehigh customers to our web based solution. Increased business-to-consumer e-commerce sales also contributed to the improvement in our Retail business. And our Military segment sales increased significantly in the quarter as production ramped up on our current U.S. military contract. With our top-line firing on all cylinders, we were able to drive 410 basis points of operating expense leverage and deliver earnings per share that were up eightfold from a year ago.”

Second Quarter Review

Net sales for the second quarter increased 33.8% to $59.4 million compared to $44.4 million a year ago. Wholesale segment sales for the second quarter increased 32.1% to $45.8 million compared to $34.7 million for the same period in 2012 driven by strong gains in our work, hunting and western categories. Retail segment sales for the second quarter increased 7.0% to $9.8 million compared to $9.1 million for the same period last year with the increase driven by a significant gain in our business-to-consumer e-commerce sales. Military segment sales for the second quarter increased to $3.8 million compared to $0.6 million in the second quarter of 2012.

Gross margin for the second quarter of 2013 was $20.3 million, or 34.2% of sales, compared to $15.4 million, or 34.6% of sales, for the same period last year. The 40 basis point decrease in our gross margin was driven by increased military segment sales, which carry lower gross margins, partially offset by increased gross margins in our wholesale and retail segments which were up 130 basis points and 20 basis points, respectively.

Selling, general and administrative (SG&A) expenses were $17.4 million, or 29.4% of net sales, for the second quarter of 2013 compared to $14.9 million, or 33.5% of net sales, a year ago. The 410 basis point improvement in SG&A as a percent of net sales was driven by higher sales. The dollar increase in SG&A was driven by an increase in advertising expenses as well as increases in selling & distribution expenses associated with additional sales.

Income from operations was $2.9 million, or 4.8% of net sales, compared to $0.5 million, or 1.0% of net sales. The 380 basis point improvement in operating margin was driven by SG&A expense leverage on higher sales, partially offset by the decline in gross margin.

The Company’s funded debt increased 5.1% to $31.4 million at June 30, 2013 versus $29.9 million at June 30, 2012. The increase is primarily due to increased working capital to support increased sales.

Inventory increased 9.6% to $81.2 million at June 30, 2013 compared with $74.0 million on the same date a year ago. The increase is primarily attributable to additional inventory to support increased sales.

Conference Call Information

The Company’s conference call to review second quarter fiscal 2013 results will be broadcast live over the internet today, Tuesday, July 23, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin® Footwear.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012 (filed March 4, 2013 and amended on March 5, 2013) and quarterly report on Form 10-Q for the quarter ended March 31, 2013 (filed April 25, 2013). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012	June 30, 2012
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$2,855,524	$4,022,579	$1,850,905
Trade receivables – net	46,429,928	44,555,057	36,729,487
Other receivables	496,669	575,984	760,596
Inventories	81,159,941	67,196,245	74,048,921
Income tax receivable	270,878	-	933,293
Deferred income taxes	1,252,030	1,252,030	1,154,040
Prepaid expenses	2,862,360	2,127,726	2,240,461
Total current assets	135,327,330	119,729,621	117,717,703
FIXED ASSETS – net	24,418,143	24,252,465	24,822,919
IDENTIFIED INTANGIBLES	30,503,659	30,498,802	30,490,861
OTHER ASSETS	330,743	363,527	436,525
TOTAL ASSETS	$190,579,875	$174,844,415	$173,468,008

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$15,252,448	$9,930,518	$10,740,705
Accrued expenses:
Taxes - other	793,439	704,064	595,214
Income tax payable	-	335,210	-
Other	3,972,681	3,324,668	3,024,938
Total current liabilities	20,018,568	14,294,460	14,360,857

LONG TERM DEBT	31,438,173	23,461,340	29,909,957
DEFERRED INCOME TAXES	11,148,333	11,148,333	10,987,395
DEFERRED LIABILITIES	255,906	303,406	488,437

TOTAL LIABILITIES	62,860,980	49,207,539	55,746,646

SHAREHOLDERS' EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding June 30, 2013 - 7,516,448; December 31, 2012 - 7,503,568; June 30, 2012 - 7,503,568	69,862,770	69,694,770	69,694,770
Retained earnings	57,856,125	55,942,106	48,026,592

Total shareholders' equity	127,718,895	125,636,876	117,721,362

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$190,579,875	$174,844,415	$173,468,008

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
NET SALES	$59,419,751	$44,408,358	$113,135,227	$97,734,276

COST OF GOODS SOLD	39,109,264	29,056,731	74,153,970	64,360,568

GROSS MARGIN	20,310,487	15,351,627	38,981,257	33,373,708

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	17,441,736	14,893,727	34,605,918	31,635,785

INCOME FROM OPERATIONS	2,868,751	457,900	4,375,339	1,737,923

OTHER INCOME AND (EXPENSES):
Interest expense	(147,194)	(130,606)	(276,752)	(274,953)
Other – net	4,723	13,270	(211)	4,281
Total other - net	(142,471)	(117,336)	(276,963)	(270,672)

INCOME BEFORE INCOME TAXES	2,726,280	340,564	4,098,376	1,467,251

INCOME TAX EXPENSE	954,000	122,000	1,434,000	528,000

NET INCOME	$1,772,280	$218,564	$2,664,376	$939,251

INCOME PER SHARE
Basic	$0.24	$0.03	$0.35	$0.13
Diluted	$0.24	$0.03	$0.35	$0.13

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,516,448	7,503,568	7,516,306	7,503,419
Diluted	7,516,448	7,503,568	7,516,306	7,503,419

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